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                                                                 EXHIBIT 10.7


                                                                    BY FACSIMILE



November 22, 1999


Terah Cochrane
3302 Clearfield Drive
Grapevine, TX  76051

Dear Terah:

I am extremely pleased that you would like to join APS, subject to our working out the financial terms. I believe that you will make a major contribution to the success of the company, and that we will enjoy working together again. I've listed below the major financial terms we discussed and outlined an offer for those that still need to be worked through. In addition, I've included a copy of the company's standard Confidentiality and NonCompete Agreement.

         1)       Base Salary: $165,000 Per Annum

         2) Your sales commission for full-risk health plan business will be 1.5% of collected revenues in year 1 and 0.75% of revenues in year 2. Your sales commission for ASO business including EAP will be 3% of collected revenues in year 1 and 1.5% of revenues in year 2.

         3) You will receive an option for the purchase of 125,000 shares of APS stock at the last transaction price of $2.85 per share. These options will be covered by the company's ISO plan, which carries a 5-year vesting schedule. If the company is sold, the vesting will accelerate and the options will be 100% vested.

         4) You will receive up to a maximum of $300,000 from APS to offset the loss of expected year 2000 commissions, divided as follows: 50% of the expected amount in cash payable monthly as the commission would have been earned and 50% in a grant of APS stock (please note: outright stock grant, not options to purchase stock) valued at the current share price. The stock grant will vest over 5 years. However, as soon as you cumulatively close $25M in APS sales the vesting will accelerate and the grant will be 100% vested should this occur before 5 years from the date of your employment. If you either leave voluntarily or are terminated for cause, you will forfeit the unvested portion of the stock grant. If, on the other hand, you are terminated without cause, the stock grant will vest 100%.


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Terah Cochrane
November 22, 1999
Page 2


In reference to the company's Non-Compete Agreement, I agreed to modify it such that the company will pay you one year's base salary in exchange for exercising the company's right to its non-competition agreement with you for a period of one year.

I have agreed to your request for time off before starting work with APS and your being eligible for 5 weeks of paid vacation a year.

Terah, I look forward to working through these issues with you and moving quickly to having you begin to help build APS into the premier specialty managed care company.

Best,



Kenneth A. Kessler, M.D.
President and Chief Executive Officer

Attachment



ACCEPTED BY:


/s/ Terah Cochrane
---------------------------         -------------------------
Terah Cochrane                      Date